Exhibit 3.2
Agreement of Limited Partnership
of
Mid-Con Energy Partners, LP
     This Agreement of Limited Partnership, dated as of July 27, 2011 (this “Agreement”), is entered into and executed by Mid-Con Energy GP, LLC, a Delaware limited liability company, as the General Partner (as defined herein), and Mr. S. Craig George, as the organizational Limited Partner (as defined herein).
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “General Partner” means Mid-Con Energy GP, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Mid-Con Energy GP, LLC, as general partner.
     “Limited Partner” means Mr. S. Craig George, acting as a limited partner pursuant to this Agreement, and any other limited partner admitted to the Partnership from time to time.
     “Partner” means the General Partner or any Limited Partner.
     “Partnership” means Mid-Con Energy Partners, LP, a Delaware limited partnership.
     “Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.
ARTICLE II
ORGANIZATIONAL MATTERS
     Section 2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     Section 2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Mid-Con Energy Partners, LP”, or such other name as complies with applicable law as the General Partner may select from time to time.
     Section 2.3 Principal Office; Registered Office.
          (a) The principal office of the Partnership shall be at 2431 E. 61st Street, Suite 850, Tulsa, Oklahoma 74136 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.
          (b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.
     Section 2.4 Term. The Partnership shall continue until terminated pursuant to Article VIII.
     Section 2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.
     Section 2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 2.0% general partner interest and the Limited Partner shall have a 98.0% limited partner interest.
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS
     Simultaneously herewith, and as consideration for the issuance of partnership interests described in Section 2.6, the Limited Partner has contributed to the Partnership $980 in cash and the General Partner has contributed to the Partnership $20 in cash.
ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS
     Section 5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.
     Section 5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.
     Section 5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE VI
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 6.1 General Partner to Manage. Except as otherwise expressly provided in this Agreement or under the Delaware Act, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner. The Limited Partner shall not have any power to control or manage the business or affairs of the Partnership.
     Section 6.2 Reimbursement. The General Partner shall be reimbursed for all costs, expenses, disbursements and advances incurred or made by the General Partner in connection with the operation of the Partnership or on behalf of the Partnership, including, without limitation, costs of compensation and benefits to managers, and any officers, employees or agents, of the General Partner or any of its affiliates engaged in managing the business and affairs of, or providing services to, the Partnership.

ARTICLE VII
LIABILITY OF LIMITED PARTNER
     The Limited Partner shall have no liability under this Agreement except as provided in Article IV.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
     The Partnership shall be dissolved, and its affairs shall be wound up, upon (1) the election of the General Partner to do so, if approved by the Limited Partner; (2) the entry of a decree of judicial dissolution of the Partnership; or (3) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.
ARTICLE IX
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     Section 10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     Section 10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     Section 10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER: MID-CON ENERGY GP, LLC
By:	/s/ Charles R. Olmstead
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

LIMITED PARTNER: S. CRAIG GEORGE
By:	/s/ S. Craig George
	Name:	S. Craig George